EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-146874, File No. 333-152684, File No. 333-180393, File No. 333-190117, File No. 333-199095, File No. 333-202943, File No. 333-205136, File No. 333-211534, File No.333-220086 and File No. 333-226940 on Forms S-8 and on File No. 333-206699, File No. 333-217119, File No. 333-225227 and File No. 333-227664 on Forms S-3 of Digital Ally, Inc. of our report dated March 29, 2019, relating to our audit of the consolidated financial statements of Digital Ally, Inc. in this Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP
RSM US LLP
Kansas City, Missouri
April 6, 2020